VICOR TECHNOLOGIES, INC.

EXTENSION OF MATURITY DATE OF 15% PROMISSORY NOTE

In consideration of (a) the continuing payment of interest, (b) the issuance of 10,000 shares of common stock and (c) other valuable consideration, the undersigned Holder of Vicor’s 15% Promissory Note No. PN-5 (the “Note”) in the principal amount of Two Hundred Thousand Dollars ($200,000) originally due on February 29, 2008, hereby covenants and agrees to extend the maturity date of the Note to April 30, 2008. The entire outstanding principal amount of the Note, together with all accrued and unpaid interest thereon, shall be due and payable on the Extended Maturity Date. All other provisions of the Note shall remain in force.

IN WITNESS WHEREOF, the Holder has duly executed this Extension of Maturity Date.

Effective this 18th day of March, 2008.

By:	/s/ Sheldon T. Katz
Sheldon T. Katz